Exhibit 99.1

RumbleOn Announces Record Date for Proposed $100.0 Million Rights Offering

Irving, Texas – November 1, 2023 - RumbleOn, Inc. (NASDAQ: RMBL) (the "Company" or "RumbleOn") announced today that its Board of Directors has fixed the close of business on November 13, 2023 as the record date (the “Record Date”) for its previously announced proposed $100.0 million equity rights offering (the “Rights Offering”), which was initially announced by press release dated August 9, 2023 and filed with the Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on August 11, 2023.

Under the terms of the Rights Offering, the Company expects to distribute non-transferable subscription rights (the “Subscription Rights”) to each holder of its Class A common stock and Class B common stock (together, the “Eligible Stockholders”) as of the Record Date. The subscription period for the Rights Offering is expected to commence on or about November 13, 2023, and terminate approximately 16 calendar days thereafter, on November 28, 2023. All Eligible Stockholders as of the Record Date will have the opportunity to participate in the $100.0 million proposed Rights Offering on a pro rata basis. Each Eligible Stockholder will receive one Subscription Right per share of the Company’s Class A common stock and Class B common stock held by such Eligible Stockholder as of the Record Date.

The Company has not yet determined the subscription price to be paid upon exercise of the Subscription Rights. The Company expects to determine and announce the remaining terms of the Rights Offering prior to the commencement of the Rights Offering.

The Company has put in place a backstop arrangement in the event that shareholders do not subscribe for a sufficient number of shares in the Rights Offering to raise gross proceeds of $100 million. In particular, the proposed Rights Offering is fully backstopped by Mark Tkach, William Coulter and Stone House Capital Management, LLC, a Delaware limited liability company (collectively, the “Standby Purchasers”), under a Purchase Agreement, which commits the Standby Purchasers to purchase any and all shares of Class B common stock unsubscribed for in the Rights Offering pursuant to a backstop private placement, subject to certain pricing requirements set forth therein and customary closing conditions, including completion of the proposed Rights Offering by December 1, 2023.

As previously disclosed, RumbleOn intends to use $50 million of the net proceeds of the Rights Offering to prepay a portion of its outstanding debt under that certain Term Loan Credit Agreement, dated as of August 31, 2021 with Oaktree Fund Administration, LLC, with the remainder being available to fund the growth and development of the Company’s business, including for possible acquisitions and other corporate purposes.

Other Important Information

The Registration Statement relating to the proposed Rights Offering has been filed with the SEC, but has not yet become effective. The Company intends to make the proposed Rights Offering pursuant to such Registration Statement and a final prospectus to be filed with the SEC as soon as practicable following the Record Date. The securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

The information herein, including the expected terms of the proposed Rights Offering, is not complete and is subject to change. Certain information, such as the proposed subscription price of the Subscription Rights, has not yet been determined. The Company reserves the right to cancel or terminate the planned Rights Offering at any time. This press release does not constitute an offer to sell or the solicitation of an offer to buy any Subscription Rights or any other securities to be issued in the proposed Rights Offering or any related transactions, nor shall there be any offer, solicitation or sale of Subscription Rights or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Copies of the prospectus, when it becomes available, will be mailed to all Eligible Stockholders as of the Record Date and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the Rights Offering, Broadridge Corporate Issuer Solutions, LLC, at (888)789-8409 (toll-free).

About RumbleOn

RumbleOn is the largest powersports retailer in North America, offering a wide selection of new and used motorcycles, all-terrain vehicles, utility terrain vehicles, personal watercraft and other powersports products, including parts, apparel, accessories and aftermarket products from a wide range of manufacturers. We operate 55 retail locations, each equipped with full service departments, as well as five regional fulfillment centers. Our retail locations are primarily located in the Sun Belt of the United States. To learn more please visit us online at https://www.rumbleon.com/.

Cautionary Note on Forward-Looking Statements

The Company’s press release contains statements that constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding the Company’s plans to launch a Rights Offering, the transactions contemplated by the purchase agreement, the anticipated final terms, timing and completion of the proposed Rights Offering and proposed backstop private placement, and the use of proceeds from the proposed Rights Offering and proposed backstop private placement. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “hopes,” “may,” “plan,” “possible,” “potential,” “predicts,” “projects,” “should,” “targets,” “would” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including, but not limited to, risks and uncertainties related to: whether the proposed transactions will be completed in a timely manner, or at all; the risk that all of the closing conditions under the purchase agreement are not satisfied; the occurrence of any event, change or other circumstance that could cause the Company not to proceed with the Rights Offering or give rise to the termination of the purchase agreement; the determination of the final terms of the proposed Rights Offering and proposed backstop private placement; the satisfaction of customary closing conditions related to the proposed Rights Offering; risks related to the diversion of management’s attention from RumbleOn’s ongoing business operations; the impact of general economic, industry or political conditions in the United States or internationally, as well as the other risk factors set forth under the caption “Risk Factors” in the Registration Statement, as amended, and in RumbleOn’s Annual Report for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 30, 2023 and June 30, 2023 and in any other subsequent filings made with the SEC by RumbleOn. There can be no assurance that RumbleOn will be able to complete the proposed Rights Offering and proposed backstop private placement on the anticipated terms, or at all. Any forward-looking statements contained in this press release speak only as of the date hereof, and RumbleOn specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Inquiries:

Dawn Francfort

ICR, Inc.

investors@rumbleon.com

Will Newell

investors@rumbleon.com

2